UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2011 (December 14, 2011)

DynaVox Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34716	27-1507281
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Wharton Street, Suite 400, Pittsburgh, PA 15203

(Address of Principal Executive Offices) (Zip Code)

(412) 381-4883

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 14, 2011, DynaVox Systems LLC (the “ Borrower ”), DynaVox Intermediate LLC, DynaVox Services Inc., Blink-Twice LLC, Mayer-Johnson LLC, DynaVox International Holdings Inc., and Eye Response Technologies, Inc. (all of which are subsidiaries of DynaVox Inc. (the “ Company ”)) entered into the Fourth Amendment to Credit Agreement (the “ Amendment ”) with GE Business Financial Services Inc., for itself as a lender and as agent for the several financial institutions from time to time party to the Third Amended and Restated Credit Agreement dated as of June 23, 2008, as amended, modified, restated or otherwise supplemented from time to time, and such other lenders signatories to the Amendment.

The Amendment (1) modifies the calculation of the ratios of net senior debt to adjusted EBITDA and net total debt to adjusted EBITDA enabling the Borrower to utilize cash and cash equivalents of up to $5.0 million to reduce total debt and senior debt, to derive net senior debt and net total debt without the imposition of additional conditions or requirements; and (2) enables the Borrower to make a restricted payment of a maximum of $5.0 million in the aggregate to the Company to repurchase shares of its equity interests provided that before and after giving effect to such restricted payment, no event of default shall have occurred and be continuing. Prior to any repurchase of its shares, the Company intends to seek approval from its Board of Directors. No such approval has been sought or received at this time.

Certain of the lenders under the Amendment, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its subsidiaries, for which they have in the past and may in the future receive customary fees and commissions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAVOX INC.

	By:	/s/ Kenneth D. Misch
Name: Kenneth D. Misch
Title: Chief Financial Officer
Date: December 15, 2011

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